UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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VAALCO ENERGY, INC.
(Name of Registrant as Specified in Its Charter)

NANES DELORME PARTNERS I LP NANES BALKANY PARTNERS LLC NANES BALKANY MANAGEMENT LLC JULIEN BALKANY DARYL NANES LEONARD TOBOROFF CLARENCE COTTMAN III
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On May 7, 2008, Nanes Delorme Partners I LP (“Nanes Delorme Partners”), together with the other participants named herein, filed with the Securities and Exchange Commission (“SEC”) a definitive proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its nominees at the 2008 annual meeting of stockholders of VAALCO Energy Inc., a Delaware corporation.

Item 1: The following materials were posted at http://www.ImproveVaalco.com:

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NANES DELORME
PARTNERS I, LP

# Welcome

Nanes Delorme Partners I LP, with associate entities, beneficially owns approximately 7.9% of VAALCO Energy Inc. (NYSE: EGY), and as the largest stockholder of the Company has a substantial interest in seeing that the management and the Board of Directors are strongly committed to maximizing value for all stockholders.

Nanes Delorme Partners does not feel that the Board of Directors of the Company is acting in the best interest of the stockholders. Currently, VAALCO's incumbent directors -- most of whom own little to no stock in the Company -- have displayed a clear lack of sincere interest in improving the Company's strategic direction, operating performance and corporate governance, as well as having shown an overall lack of commitment to enhancing stockholder value.

Nanes Delorme Partners has made a substantial investment in VAALCO because the Company has first class oil and gas properties, a balanced portfolio of assets, and what they believe is the potential to excel in the industry; however, despite these positive factors, the stock has continued to trade at a discount compared to its E&P peers. Nanes Delorme Partners believes immediate changes at the Board level are necessary to unlock value and therefore has proposed a minority slate to the Board of Directors, comprised of three independent, highly qualified candidates. If elected, our minority slate of directors will represent the interests of all stockholders and intend to take steps to improve corporate governance and retain a top tier investment bank to evaluate and explore all strategic alternatives for maximizing stockholder value. It is time to put an end to the status quo.

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PARTNERS I, LP

# About Us

Nanes Delorme Partners I LP is U.S.-based hedge fund with a very concentrated portfolio invested in undervalued small and mid cap oil and gas companies. Nanes Delorme Partners I LP pursues active investments in publicly traded companies that it believes are trading at a significant discount to their intrinsic values or where one or more potential catalysts exist that could materially unlock the inherent value of those companies.

The General Partner of Nanes Delorme Partners I LP is Nanes Balkany Partners LLC.

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PARTNERS I, LP

# Our Nominees

**Julien Balkany**

Mr. Balkany has been serving as a managing member of Nanes Balkany Partners, the general partner of Nanes Delorme Partners, a U.S.-based hedge fund, since January 2008. Nanes Delorme Partners pursues active investments in publicly traded oil and gas exploration and production companies. Concomitantly, Mr. Balkany has been a Managing Director at Nanes Delorme Capital Management LLC, a New York based financial advisory and broker-dealer firm, managing its oil and gas investment banking business, since 2005. Mr. Balkany has executed several hundred million dollars worth of oil & gas transactions on both the buy-side and sell-side. Mr. Balkany's most notable M&A assignments in Africa have included advising Maurel & Prom, Heritage Oil Corp, Afren Plc, Perenco, Vitol, Candax Energy, Carthago Oil, Range Energy and Surestream Petroleum. Before joining Nanes Delorme Partners and Nanes Delorme Capital Management LLC, Mr. Balkany worked at Pierson Capital, a U.S. private investment firm focused primarily on emerging markets, from 2003 to 2005. Prior to that Mr. Balkany gained significant expertise in the Latin America Debt Capital Markets Group of Bear Stearns. Mr. Balkany studied Political Science at the Institute of Political Studies (France) and Finance at UC Berkeley. Mr. Balkany is a French citizen and is fluent in French and Spanish.

**Leonard Toboroff**

Mr. Toboroff has been serving as a director and Vice Chairman of the Board of Allis-Chalmers Energy Inc., a provider of products and services to the oil and gas industry listed on the NYSE, since May 1989, and served as Executive Vice President from May 1989 until February 2002. Concurrently, Mr. Toboroff has been an Executive Director of Corinthian Capital Group, LLC, a private equity fund, since October 2005, a director of Engex Corp., a closed-end mutual fund, and a director of NOVT Corporation, a former developer of advanced medical treatments for coronary and vascular disease, since April 2006. Mr. Toboroff has also been a director of SP Acquisition Holdings Inc., a blank check company managed by Warren G. Lichtenstein and other officers and directors of Steel Partners II, L.P. and its affiliates, since June 2007. Mr. Toboroff served as a director and Vice President of Varsity Brands, Inc. (formerly Riddell Sports Inc.), a provider of goods and services to the school spirit industry, from April 1998 until it was sold in September 2003. Mr. Toboroff has previously served as a director of American Bakeries Co., Ameriscribe Corporation and Saratoga Spring Water Co. and has been a practicing attorney continuously since 1961. Mr. Toboroff is a graduate of Syracuse University and the University of Michigan Law School and is a United States Citizen.

**Clarence Cottman III**

Mr. Cottman III has over twenty-five years of experience in the oil and gas industry. Currently, Mr. Cottman has been the President and Founder of Legacy Energy, Inc., a U.S. private oil and gas exploration and production company with assets in Louisiana and California, since 2006, Vice Chairman of PetroFalcon Corp. (ticker: PFC CN), an oil and gas exploration and production company focused on Venezuela and listed on the Toronto Stock Exchange, since 2007, a consultant to Vantage Marketplace, a wholly owned-subsidiary of Goldman Sachs, since 2007, and a private investor in numerous energy ventures. Mr. Cottman has served as Chief Financial Officer and Director of PetroFalcon Corporation from 1999 until 2006. From 1997 to 2000, Mr. Cottman was Managing Director of Pacific Oil and Gas LLC. Prior to co-founding Pacific Oil and Gas LLC, Mr. Cottman was at Benton Oil & Gas from 1989 to 1997 where he held various senior positions including Vice President of Business Development. Mr. Cottman has also worked for Sun Exploration & Production Company. Mr. Cottman holds a BA from Rochester Institute of Technology and an MBA from the University of Rhode Island and is a United States citizen.

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PARTNERS I, LP

# Letters to Stockholders

| Date | Title |
|---|---|
| 05.14.2008 | Letter to Stockholders (PDF) |
| 05.08.2008 | Letter to Stockholders (PDF) |

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NANES DELORME PARTNERS I LP
YOUR VOTE IS CRITICALLY IMPORTANT

May 8, 2008

Dear Fellow Stockholders,

Nanes Delorme Partners I LP, with associated entities, currently beneficially owns 4,700,000 of the outstanding shares of VAALCO Energy, Inc., representing approximately 7.9% of the Company, making us the largest stockholder of VAALCO.

As VAALCO’s largest stockholder, we have a substantial interest in seeing that the management and the directors of the Board of the Company are strongly committed to maximizing value for all stockholders.  Regrettably, we do not believe that the Board is acting in the best interests of its stockholders, and believe that immediate changes at the Board level are necessary to unlock value. We are therefore seeking your support at the Annual Meeting of Stockholders scheduled to be held in Houston to elect our three highly qualified director nominees, Julien Balkany, Leonard Toboroff and Clarence Cottman III, to the Board to serve as Class I directors in opposition to the Company’s three incumbent Class I directors whose terms expire at the Annual Meeting.

Just so you know, we have made every effort to work constructively with VAALCO’s management in the hope of maximizing value for all stockholders.  We met with senior executives of the Company on April 15, 2008. We approached the meeting with an open mind and the sincere hope that management would consider a possible turnaround of the strategic direction of the Company in a way that would have helped reverse management’s prior poor decisions and negative reputation among its peers, analysts and investors. While the meeting reinforced our positive view of the Company’s underlying asset value in Gabon and Angola, we were shocked by what we perceived to be the Board’s lack of sincere interest in improving the Company’s operating performance, corporate governance structure and overall lack of commitment to enhancing stockholder value.

We foresee this contest as a crucial opportunity to send a strong message to the remaining incumbent directors that stockholders are not satisfied with the Company’s current performance, management and corporate governance. Specifically, our concerns include the following:

•	VAALCO’s disappointing stock performance;

•	Management’s ill-advised oil exploration diversification in the UK North Sea;

•	Vaalco’s poor operational and technical capabilities;

•	Management’s failure to retain a first tier investment bank and to consider strategic alternatives; and

•	VAALCO’s stockholder unfriendly corporate governance.

We are extremely frustrated by the major disconnect that exists between VAALCO’s depressed stock price and the underlying value of its assets. We estimate the total Net Asset Value of the Company at approximately $420 million, which translates into approximately $7.12 per share (please see the NAV analysis table in our proxy statement for a description of the basis for our estimate of NAV). Without change to the current Board, we fear that the Company’s intrinsic value may continue to erode under the continued unchecked stewardship of current senior management.

VAALCO’s stock has underperformed by all relevant measures. In 2007, the share price fell approximately 30%, while the Standard & Poor's Midcap Oil and Gas Exploration and Production Index climbed nearly 45%. Unsurprisingly the underperformance has continued in the beginning of 2008 and the share price has traded as low as $3.99 and has only started to trade higher since we publicized our concern on March 11, 2008. Since this date VAALCO’s stock has increased by approximately 33% illustrating what we believe to be the strong expectation by stockholders of immediate and substantial changes in the Company. A management team facing such recent market reactions should be hungry for ideas to boost value. The management’s and Board’s failure to offer any substantive responses or alternatives to our proposals to unlock stockholder value leave us with no other choice than to encourage stockholders to elect our Nominees to send a loud and clear signal to the remaining members of the Board.

VAALCO’s stock price has continued to trade at a substantial discount to VAALCO’s E&P peers using virtually all relevant comparable valuation metrics. As illustrated below, VAALCO recently has traded at a total enterprise value to 2008 estimated EBITDA of approximately 3.1x, compared to recent multiples of approximately 8.0x for its selected group of E&P peers.  Despite this clear underperformance by the Company, we are unaware of any new or promising initiatives commenced by management or the Board to address the depressed stock price.  VAALCO needs new directors who understand the importance of maximizing stockholder value.

We believe responsibility clearly lies with existing management and the current Board, who have failed to pursue a cohesive expansion plan.  We believe VAALCO should refocus its efforts and resources on the Company’s core geographical area in West Africa and significantly reduce spending and management’s efforts in the UK North Sea. We are extremely disappointed by the  Company’s poor operational and financial performance achieved under the current leadership in 2007. In 2007 the Company sold 1,759,000 million barrels of oil equivalent (“boe”), a 13% increase compared to 2006. The high oil price environment has also enabled the Company to sell its oil production at approximately a 13% premium compared to sales in 2006. In the meantime, the operating income for the year 2007 is down 8% from 2006 and the net earnings decrease by more than 50%.  We are extremely worried by the 2007 results and the total failure to benefit at all from the continued surge in oil prices.

Given the Company’s extremely poor performance viewed in comparison to its oil and gas exploration and production peers and given the industry’s strong trend towards consolidation, we have urged the Board, as part of its fiduciary responsibility of delivering value to stockholders, to retain a first tier investment bank to evaluate and explore all strategic alternatives instead of continuing its “business as usual” approach that perpetuates the cycle of value destruction at VAALCO.  We further believe that the NYSE is not the appropriate exchange to list a company with core assets in West Africa and that VAALCO should not remain listed on it, but instead should be listed on a more appropriate exchange.

We also believe, based on conversations with numerous industry experts, that the Board and VAALCO’s current management may have rebuffed private inquiries regarding a potential acquisition of the Company at a significant premium to its current share price on several occasions.  If true, this deepens our concern that the Board has failed to fully explore all options to maximize value for stockholders.  Stockholders should have the right to decide to take advantage of a substantial buyout premium that delivers immediate and compelling value.

In addition, because VAALCO has consistently maintained poor corporate governance practices, we believe there is an urgent need to improve the Board’s accountability to stockholders.  These sub-standard corporate governance practices of the Company include, but are not limited to, (i) a staggered board, (ii) the consolidated power in the combined role of the Chairman and Chief Executive Officer, (iii) the adoption of a Shareholders Rights Plan or “poison pill” in September 2007, (iv) anti-takeover provisions and (v) supermajority voting rules.

If elected, our Nominees will, subject to their fiduciary duties, lobby the other members of the Board to implement corporate governance reforms and to immediately improve the Company’s performance. The Nominees intend to address the following issues:

•
Creation of an independent special committee to evaluate and explore all strategic alternatives for maximizing stockholder value, including, but not be limited to, core asset divestments, alternative listings, mergers and/or the sale of the entire Company.

•	Retain a top tier investment bank to assist in the above process;

•	Discontinuation of further expansion in the North Sea Region and refocus VAALCO’s efforts and resources on the Company’s core assets in Gabon and Angola;

•
Take all the appropriate measures to reduce the Company’s administrative costs and close the Company’s office in Aberdeen (UK), relocate the headquarters in London, Paris or Geneva to be on the same time horizon as Gabon and Angola;

•	Redemption of the Shareholders Rights Plan and elimination of VAALCO’s anti-takeover provisions;

•	Declassification of the staggered Board and institution of annual elections for all directors;

•	Separation of the role of Chairman and CEO;

•	Termination of the supermajority voting provisions; and

•	Commencement of a process to identify and appoint a qualified Chief Operating Officer to strengthen management;

We believe our Nominees have the experience and oil and gas expertise necessary to oversee an effort to maximize stockholder value through a change in strategic direction and corporate governance reforms. VAALCO clearly needs new independent directors who understand the importance of accountability and who will properly and carefully review all strategic options to enhance stockholder value in accordance with their fiduciary duty, instead of the incumbent directors who are content to maintain the status quo that has led to the underperformance of the Company.

We note that five of the Company’s seven incumbent directors actually own 1,000 or fewer shares each (and three of them actually own no shares).  This includes W. Russell Scheirman, the Company’s President and Chief Financial Officer, and a director since 1991, who actually owns only 694 shares.  We have a clear financial interest aligned with the interests of all non-insider stockholders.   As the Company’s largest stockholder, our interests are aligned with yours.

We do not take lightly an election contest for directors of a public company. It is unfortunate that the intransigence of the Board and senior management has forced us to take this action, but we would like to reiterate that as the largest stockholder of VAALCO, it is crucial that stockholders not let the status quo continue.  Our Nominees will work to maximize value for all stockholders.

Thank you for your consideration.

Sincerely,

Julien Balkany
Nanes Delorme Partners I LP

ATTENTION VAALCO STOCKHOLDERS:  VOTE THE GOLD PROXY TODAY!
IF YOU HAVE ALREADY RETURNED A WHITE PROXY, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE.  TO CHANGE, SIMPLY EXECUTE THE ENCLOSED GOLD PROXY CARD.
IF YOU HAVE ANY QUESTIONS, OR NEED ASSISTANCE IN VOTING YOUR GOLD PROXY CARD, PLEASE CONTACT THE FIRM ASSISTING US IN THIS SOLICITATION:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
proxy@mackenziepartners.com

or

CALL TOLL FREE (800) 322-2885

NANES DELORME PARTNERS I LP

May 14, 2008

Dear Fellow Stockholders,

As you are aware, we are seeking your support to elect Julien Balkany, Leonard Toboroff and Clarence Cottman III, our three highly qualified, independent director nominees at VAALCO’s Annual Meeting on June 4.  If elected, our minority slate of directors will represent the interests of all stockholders and intend to take steps to improve corporate governance and retain a top tier investment bank to evaluate and explore all strategic alternatives for maximizing stockholder value, including, but not be limited to, core asset divestments, alternative listings, mergers and/or the sale of the entire Company.

VAALCO HAS MATERIALLY UNDERPERFORMED UNDER THIS BOARD’S LEADERSHIP – STOCKHOLDERS DESERVE BETTER

We have been forced into this solicitation because our repeated attempts to ensure that stockholder concerns about VAALCO’s current strategic direction and recent disastrous performance have been completely ignored.  As you have probably also realized by now, rather than provide a clear strategic plan to rebuild shareholder value, management has chosen to evade the critical issues facing VAALCO and to defend its failures by launching a campaign rooted in misleading facts and unnecessary scare tactics designed to distract stockholders from the Company’s poor performance.

Nanes Delorme Partners I LP is a limited partnership that was formed in January 2008 for the purpose of investing primarily in publicly traded securities of oil and gas companies.  We have no “secret partners” as the Board misleadingly suggests.  In addition to VAALCO, Nanes Delorme Partners holds significant positions in several other publicly listed companies.  Do not be fooled by the Board’s scare tactics – if elected we will be a MINORITY of the Board and our goal is to work with the remaining members of the Board to increase value for all stockholders.

DO NOT BE MISLED BY THE COMPANY’S DESPERATE EFFORTS TO DISTRACT YOU FROM THE REAL ISSUES

We are also extremely disappointed that the incumbent directors -- most of whom own little to no stock in the Company -- have displayed a clear lack of interest in improving the Company’s strategic direction, operating performance and corporate governance and have shown an overall lack of commitment to enhancing stockholder value.  As VAALCO’s largest stockholder, we have made every effort to work constructively with current management, but we now believe that change at the Board level is necessary.

NANES DELORME PARTNERS’ MINORITY SLATE IS THE
RIGHT CHOICE FOR CHANGE – LET’S PUT AN END TO THE STATUS QUO

We believe the current Board will say and do just about anything to entrench its members, protect its own interests and ignore the concerns of stockholders.  Consider the following:

•
The Board offered Julien Balkany, one of our nominees, a board seat in the hope of convincing us to abandon our solicitation.  On April 21, a mere three days before it filed its proxy materials, the Company presented us with an unsolicited settlement agreement offering to appoint Julien Balkany to the Board.

After Nanes DeLorme Partners rejected the settlement offer, the Board immediately filed false and misleading proxy material and has been critical of Mr. Balkany.  In fact, on May 8, 2008, the Company sent a letter to stockholders outlining certain concerns with us and with Mr. Balkany in particular.  What changed in the two weeks since the Board offered to appoint Mr. Balkany as a director?  Why is management disparaging a nominee that, a short while ago, it was all too eager to appoint to the Board if we would abandon our proxy fight in return? We are confident that stockholders who have suffered through VAALCO’s consistent poor performance will see through this desperate ploy.

•
The Company claims that no “bona fide” offers to provide stockholders with “full and fair value” have been received. We call on the Company to truthfully disclose whether it has been approached by third parties regarding a corporate transaction or received any proposals within the last 12 months.

Stockholders should determine whether an offer is fair and in their best interests, not a self-serving Board whose members keep their jobs by rejecting all offers.

•
The Board claims to act in stockholders best interests, but with a poison pill, a classified Board, supermajority voting provisions and provisions permitting directors to only be removed from office for cause, who are these provisions in place to protect?

We wonder, what purposes do these provisions serve, other to ensure the entrenchment of the Board and block legitimate corporate action?

THIS BOARD WANTS IMMUNITY – NOT ACCOUNTABILITY!

This is a Board that will seemingly say and do anything to remain entrenched in office, even if its actions come at the expense of stockholders’ best interests.  Other than to distract stockholders from its own failures, why else would the Board and management choose to waste its time and effort delivering letters to stockholders describing people and events that have little to nothing to do with us, our Nominees, or more importantly, the Company’s poor performance under this Board and management!

VAALCO’S DISMAL PERFORMANCE NUMBERS TELL THE TRUE STORY

The Board presents itself over the last six month, one, three and five year periods as a “consistent outperformer” of both its peer group and the S&P 500 Index.  We believe this statement to be blatantly misleading.  What about oil prices? What about the S&P 500 Oil & Gas E&P Index? The truth is, VAALCO has significantly underperformed all the relevant benchmarks.

Until Nanes Delorme Partners’ public involvement in March of this year, VAALCO’s stock performance was extremely disappointing.  In fact,

•	In the one year period ending on March 11, the date we went public with our concerns, VAALCO’s stock was down 7% while the S&P 500 Oil and Gas Exploration and Production Index was up 62%.

•	In the eighteen month period ending on March 11, VAALCO’s stock was down 32% while the S&P 500 Oil and Gas Exploration and Production Index was up 70%.

•	In the two year period ending on March 11, VAALCO’s stock was down 22% while the S&P 500 Oil and Gas Exploration and Production Index was up 74%.

* All data through market close on March 11, 2008. Source: Capital IQ

Since March 11, the date our investment and interest in VAALCO was first publicly announced, VAALCO’s stock is up approximately 44%.  Also since March 11, the Company has made three public announcements, (i) on March 13th to release its year end earnings for 2007 which are down more than 50% compared to its net earnings in 2006; (ii) on May 8th to offer stockholders a collection of scattered, unsubstantiated points and unwarranted attacks on us; and (iii) on May 9th to announce that the Company missed 1Q08 earnings by 17 cents, which represent a decrease of approximately 60% compared to its net earnings in 2007.  We believe the increase is clearly not based on Company developments, but rather on the strong hope by stockholders that new board members will work to cause immediate and substantial changes in the Company.

VAALCO claims that we have attempted to use “complicated formulas and analyses to imply that the Company’s stock price and EBITDA have underperformed;” and instead suggests that the Company is one whose growth should be measured through the drill bit.

In fact, according to management, over the last 18 months, “your Board and management team have laid the foundation necessary for significant increases in reserves and production.”  However, it seems to us that no complex formulas or analyses are needed to see that during the past 18 months prior to our involvement, despite strong conditions in the oil and gas business, VAALCO’s stock was down an astonishing 32%.

VAALCO’S 1Q 2008 REINFORCES THE FACT THAT CHANGE IS NECESSARY –
THE COMPANY MISSED ITS NET EARNINGS PER SHARE BY 17 CENTS

VAALCO claims that it is exceptionally well-positioned for continued growth and success, yet first quarter results show that net income decreased from $4.6 million or 8 cents per share, on revenue of $29.1 million in first quarter 2007 to $1.8 million, or 3 cents per share, on revenue of $42.2 million in first quarter 2008, a decrease of approximately 60%.  In an era where the price of oil has reached record levels, and where the Company sold its production for a 65% higher price, we are very frustrated by a nearly 60% decline in net income.

In light of such failure, how can the Board and management claim with a straight face that they have a pattern of delivering consistent growth in revenues, cash flows and earnings?  Once again, the Board and management have demonstrated that they are willing to say anything regardless of the underlying facts.

In the 1Q08 earnings call, the Chairman and CEO of Vaalco noted: “our earnings per share fell a little short of what we had hoped for” and blamed the results on “high tax.”  The excuses offered by management are never ending.  What counts is performance.

MAYBE THIS EXPLAINS WHY SO MANY OF THE INCUMBENT BOARD MEMBERS CHOOSE NOT TO INVEST IN VAALCO SHARES

Why should stockholders believe management’s pronouncements that the Company is in good hands when W. Russell Scheirman, the President and CFO since 1992, owns only 694 shares, and in the past two years has exercised options to acquire a total of approximately 530,000 shares over 18 separate occasions, and has sold each share purchased, keeping not one share?

How can stockholders trust that the Board’s and management’s interests are aligned with stockholders when five of the seven incumbent directors actually own 1,000 or fewer shares each?  Where is the Board’s faith in the Company if three incumbent directors actually own no shares?

AS THE COMPANY’S LARGEST STOCKHOLDER, OUR GOALS ARE COMPLETELY ALIGNED WITH YOURS – TO CREATE VALUE FOR ALL STOCKHOLDERS

As the Company’s largest stockholder, our interests are clearly aligned with yours in our efforts to elect a minority slate to the VAALCO Board.  Our three nominees are all highly successful business people with deep expertise and knowledge of the oil and gas industry who are committed to oversee an effort to maximize stockholder value.  We do not intend to acquire the Company.  If elected, our nominees will work diligently with management and the remaining members of the Board to:

•
Create an independent special committee, assisted by a top tier investment bank, to evaluate and explore all strategic alternatives for maximizing stockholder value, including, but not be limited to, core asset divestments, alternative listings, mergers and/or the sale of the entire Company.

•	Discontinue further expansion in the North Sea Region and refocus VAALCO’s efforts and resources on the Company’s core assets in Gabon and Angola;

•	Take all the appropriate measures to reduce the Company’s administrative costs and close the Company’s office in Aberdeen (UK);

•
Improve the Company’s corporate governance by redeeming the Shareholders Rights Plan, eliminating VAALCO’s anti-takeover provisions, declassifying the staggered board and separating the role of Chairman and CEO;

•	Commence a process to identify and appoint a qualified Chief Operating Officer to strengthen management; and

•	Tie management compensation more directly to the creation of stockholder value and hold management and the Board more accountable for the Company’s performance.

If elected, our nominees will represent a minority of the VAALCO Board and cannot, by themselves, force the implementation of any one strategic alternative.

WE BELIEVE THE STATUS QUO IS ERODING STOCKHOLDER VALUE

SEND THE MESSAGE THAT YOU ARE UNWILLING TO LET YOUR INVESTMENT SUFFERS FROM IRRESPONSIBLE OVERSIGHT

We urge to you sign, date and return the enclosed GOLD proxy card today.  Even if you have already voted for the Company’s slate, you have every right to change your mind.  Simply sign and date the GOLD proxy card, - only the latest dated proxy card you return will be counted.

Your vote is very important, regardless of how many shares you own.  If you have any questions or need assistance in filling out your GOLD proxy card, please call our proxy solicitors, Mackenzie Partners, Inc., toll free at (800) 322-2885.

We thank you for your consideration and look forward to the responsibility of maximizing value for all VAALCO stockholders.

Sincerely,

/s/ Julien Balkany

Julien Balkany
Nanes Delorme Partners I LP

ATTENTION VAALCO STOCKHOLDERS:  VOTE THE GOLD PROXY TODAY!
IF YOU HAVE ALREADY RETURNED A WHITE PROXY, YOU HAVE EVERY RIGHT TO
CHANGE YOUR VOTE.  TO CHANGE, SIMPLY EXECUTE THE ENCLOSED GOLD PROXY CARD.
IF YOU HAVE ANY QUESTIONS, OR NEED ASSISTANCE IN VOTING YOUR GOLD PROXY
CARD, PLEASE CONTACT THE FIRM ASSISTING US IN THIS SOLICITATION:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
proxy@mackenziepartners.com

or

CALL TOLL FREE (800) 322-2885

IMPROVE VAALCO–Stockholders Deserve Better

Vote Gold

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NANES DELORME
PARTNERS I, LP

# Press Releases

| Date | Title |
|---|---|
| 05.14.2008 | Nanes Delorme Partners Sends Second Letter to Vaalco Stockholders |
| 05.08.2008 | Nanes Delorme Partners Responds to VAALCO's False and Misleading Letter |
| 05.08.2008 | Nanes Delorme Partners Mails Proxy Statement to VAALCO Stockholders |
| 04.25.2008 | Nanes Delorme Partners Files Preliminary Proxy Materials to Elect Three Nominees to Board of Directors of VAALCO Energy |
| 03.12.2008 | Nanes Delorme Partners Urges VAALCO Energy to Pursue Strategic Alternatives, Including Sale of the Company |

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IMPROVE VAALCO–Stockholders Deserve Better

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NANES DELORME PARTNERS I, LP

# Contact Us

**Investors**

MacKenzie Partners

(212) 929-5500 or (800) 322-2885

proxy@mackenziepartners.com

**Media**

Sard Verbinnen & Co

Paul Caminiti/Dan Gagnier/Jane Simmons

(212) 687-8080

Home | About Us | Our Nominees | Letters to Stockholders | Press Releases | How to Vote | SEC Filings

Contact Us | Important Notice | Terms and Conditions | Privacy Policy

IMPORTANT NOTICE

This Website http://www.ImproveVAALCO.com (the “Site”), sponsored by Nanes Delorme Partners I LP (the “Sponsor”), is for informational purposes only. You may use the Site for non-commercial, lawful purposes only. Your access to and use of the Site is subject to and governed by the Terms and Conditions set forth on the Terms and Conditions page here. By accessing and browsing the Site, you accept, without limitation or qualification, and agree to be bound by the Terms and Conditions set forth here and the Privacy Policy set forth here.

This Site includes, refers to or incorporates by reference certain statements that are "forward-looking statements". All statements, other than statements of historical fact, in this website that address activities, events or developments, proposed acquisitions, dispositions and financings that may occur in the future, including the future growth, results of operations, performance and business prospects and opportunities, and the assumptions underlying any of the foregoing, of VAALCO Energy, Inc. ("VAALCO"), are forward-looking statements.  These statements generally can be identified by use of forward-looking words such as "may", "will", "expect", "estimate", "anticipate", "believe", "project", "should", or "continue" or the negative thereof or similar variations. Forward-looking statements are based upon a number of assumptions and are subject to a number of known and unknown risks and uncertainties, many of which are beyond the Sponsor's control, that could cause actual results to differ materially from those that are disclosed in or implied by such forward-looking statements. These risks and uncertainties include, among other things, risks related to: business risks; cost of fuels to produce electricity, legislative or regulatory developments, competition, global capital markets activity, changes in prevailing interest rates, currency exchange rates, inflation levels, plant availability, and general economic conditions. There can be no assurance that the expectations of the Sponsor will prove to be correct.

All forward-looking statements in this website speak as of May 14, 2008. The Sponsor shall have no duty and does not undertake to update any such forward-looking statements whether as a result of new information, future events or otherwise.  The information concerning VAALCO contained in this website has been taken from or is based upon publicly available documents or records on file with United States securities regulatory authorities and other public sources.  The Sponsor is not soliciting any action based upon the Site, is not responsible for any decision by any stockholder and the Site should not be construed as a solicitation to procure, withhold or revoke any proxy.  Any such solicitation, if made, will be made only in compliance with applicable law.

NANES DELORME PARTNERS I LP ADVISES ALL STOCKHOLDERS OF VAALCO TO READ ITS PROXY STATEMENT, PROXY CARD AND OTHER PROXY MATERIALS AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV, BECAUSE THEY CONTAIN IMPORTANT INFORMATION.  IN ADDITION, NANES DELORME PARTNERS I LP AND THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR, MACKENZIE PARTNERS, INC., AT ITS TOLL-FREE NUMBER: (800) 322-2885.

TERMS AND CONDITIONS

This Website http://www.ImproveVAALCO.com (the "Site"), sponsored by Nanes Delorme Partners I LP (the "Sponsor"), is for informational purposes only. You may use the Site for non-commercial, lawful purposes only. Your access to and use of the Site is subject to and governed by the Terms and Conditions set forth below. By accessing and browsing the Site, you accept, without limitation or qualification, and agree to be bound by, the Terms and Conditions set forth below and all applicable laws.

Nothing on this Site is intended to be, nor should it be construed or used as, investment, tax, legal or financial advice, a recommendation whether or how to vote any proxy or any other kind of recommendation, an opinion of the appropriateness of any security or investment, nor intended to be an offer, or the solicitation of any offer, to buy or sell any security or investment.  The Sponsor is not soliciting any action based upon the Site, is not responsible for any decision by any stockholder and the Site should not be construed as a solicitation to procure, withhold or revoke any proxy.  Any such solicitation, if made, will be made only in compliance with applicable law.

1. You should assume that everything you see or read on the Site is material owned or exclusively represented by the Sponsor and protected by copyright unless otherwise expressly noted, and may not be used except as provided in these Terms and Conditions or in the text of the Site without the Sponsor’s written permission. The Sponsor expressly neither warrants nor represents that your use of materials displayed on the Site will not infringe rights of third parties not owned by or affiliated with the Sponsor.

2. While the Sponsor endeavors to ensure that only accurate and up to date information is on the Site, the Sponsor makes no warranties or representations as to the accuracy of any of the posted information.  Although the forward-looking statements contained in this website are based upon what the Sponsor believes are reasonable assumptions, there can be no assurance that actual results will be consistent with these forward-looking statements.  The Sponsor assumes no liability or responsibility for any errors or omissions in the content of the Site.

3. The Site is provided "AS IS." The Sponsor does not make any representations or warranties, whether express or implied, regarding or relating to the Site or any associated hardware or software, including the content or operations of either.

4. YOU EXPRESSLY ACKNOWLEDGE THAT USE OF THE SITE IS AT YOUR SOLE RISK. NEITHER THE SPONSOR OR ITS AFFILIATED COMPANIES NOR ANY OF THEIR RESPECTIVE EMPLOYEES, AGENTS, THIRD PARTY CONTENT PROVIDERS OR LICENSORS (COLLECTIVELY THE "SPONSOR PARTIES") WARRANT THAT THE SITE WILL BE UNINTERRUPTED OR ERROR FREE, NOR DO THEY MAKE ANY WARRANTY AS TO THE RESULTS THAT MAY BE OBTAINED FROM USE OF THE SITE, OR AS TO THE ACCURACY, RELIABILITY OR CONTENT OF ANY INFORMATION, SERVICE, OR MERCHANDISE PROVIDED THROUGH THE SITE. THE SITE IS PROVIDED ON AN "AS IS" BASIS WITHOUT WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF TITLE OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OTHER THAN THOSE WARRANTIES WHICH ARE IMPLIED BY AND INCAPABLE OF EXCLUSION, RESTRICTION OR MODIFICATION UNDER THE LAWS APPLICABLE TO THIS AGREEMENT.

THIS DISCLAIMER OF LIABILITY APPLIES TO ANY DAMAGES OR INJURY CAUSED BY ANY FAILURE OF PERFORMANCE, ERROR, OMISSION, INTERRUPTION, DELETION, DEFECT, DELAY IN OPERATION OR TRANSMISSION, COMPUTER VIRUS, COMMUNICATION LINE FAILURE, THEFT OR DESTRUCTION OR UNAUTHORIZED ACCESS TO, ALTERATION OF, OR USE OF RECORD, WHETHER FOR BREACH OF CONTRACT, TORTIOUS BEHAVIOR, NEGLIGENCE, OR UNDER ANY OTHER CAUSE OF ACTION. YOU SPECIFICALLY ACKNOWLEDGE THAT THE SPONSOR IS NOT LIABLE FOR THE DEFAMATORY, OFFENSIVE OR ILLEGAL CONDUCT OF OTHER USERS OR THIRD-PARTIES AND THAT THE RISK OF INJURY FROM THE FOREGOING RESTS ENTIRELY WITH YOU.

IN NO EVENT WILL THE SPONSOR, THE SPONSOR PARTIES, OR ANY PERSON OR ENTITY INVOLVED IN CREATING, PRODUCING OR DISTRIBUTING THE SITE BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF THE USE OF OR INABILITY TO USE THE SITE. YOU HEREBY ACKNOWLEDGE THAT THE PROVISIONS OF THIS SECTION SHALL APPLY TO ALL CONTENT ON THE SITE.

IN ADDITION TO THE TERMS SET FORTH ABOVE, NEITHER THE SPONSOR NOR THE SPONSOR PARTIES SHALL BE LIABLE REGARDLESS OF THE CAUSE OR DURATION, FOR ANY ERRORS, INACCURACIES, OMISSIONS, OR OTHER DEFECTS IN, OR UNTIMELINESS OR UNAUTHENTICITY OF, THE INFORMATION CONTAINED WITHIN THE SITE, OR FOR ANY DELAY OR INTERRUPTION IN THE TRANSMISSION THEREOF TO YOU, OR FOR ANY CLAIMS OR LOSSES ARISING THEREFROM OR OCCASIONED THEREBY. NONE OF THE FOREGOING PARTIES SHALL BE LIABLE FOR ANY THIRD-PARTY CLAIMS OR LOSSES OF ANY NATURE, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, PUNITIVE OR CONSEQUENTIAL DAMAGES AND THE AGGREGATE, TOTAL LIABILITY OF THE SPONSOR PARTIES TO YOU OR ANY END USER FOR ALL DAMAGES, INJURY, LOSSES AND CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) ARISING FROM OR RELATING TO THIS AGREEMENT OR THE USE OF OR INABILITY TO USE THE SITE SHALL BE LIMITED TO PROVEN DIRECT DAMAGES IN AN AMOUNT NOT TO EXCEED ONE HUNDRED DOLLARS ($100).

SOME JURISDICTIONS DO NOT ALLOW THE LIMITATION OR EXCLUSION OF CERTAIN LIABILITY OR WARRANTIES SO SOME OF THE ABOVE LIMITATIONS MAY NOT APPLY TO YOU. In such jurisdictions, the Sponsor’s liability is limited to the greatest extent permitted by law. You should check your local laws for any restrictions or limitations regarding the exclusion of implied warranties.

5. Artwork, images, names, and likenesses displayed on the Site are either the property of, or used with permission by, the Sponsor. The reproduction and use of any of these by you is prohibited unless specific permission is provided on the Site or otherwise. Any unauthorized use may violate copyright laws, trademark laws, privacy and publicity laws, and/or communications regulations and statutes.

6. The trademarks, service marks, logos, and other indicia, including of the Sponsor (collectively the "Trademarks") which appear on the Site are registered and unregistered trademarks of the Sponsor and others. Nothing contained on the Site should be construed as granting, by implication or otherwise, any right, license or title to any of the Trademarks without the advance written permission of the Sponsor or such third party as may be appropriate. All rights are expressly reserved and retained by the Sponsor. Your misuse of any of the Trademarks displayed on the Site, or any other content on the Site, except as provided in these Terms and Conditions, is strictly prohibited. You are also advised that the Sponsor considers its intellectual property to be among its most valuable assets, and will aggressively enforce its intellectual property rights to the fullest extent of the law.

7. For your convenience, the Site may contain links to the websites of third parties on which you may be able to obtain content and/or download software. Except as otherwise noted, such websites, and such content and software are provided by companies which are not affiliated with and independent of the Sponsor. The Sponsor does not endorse or make any representations or warranties concerning such websites, and may have not reviewed such content or software. As such, the Sponsor makes no representation as to the accuracy or any other aspect of the information contained in or on such sites, sources or servers, nor does the Sponsor necessarily endorse such sites or sources.

8. If any provision of the Terms and Conditions or any application thereof is held to be invalid or unenforceable for any reason, that provision shall be deemed severable and the remainder of the Terms and Conditions and the application of that provision in other situations shall not be affected.

9. YOU AGREE TO INDEMNIFY, DEFEND AND HOLD HARMLESS THE SPONSOR FROM AND AGAINST ANY AND ALL THIRD PARTY CLAIMS, DEMANDS, LIABILITIES, COSTS OR EXPENSES, INCLUDING REASONABLE ATTORNEYS’ FEES, ARISING FROM OR RELATED TO ANY BREACH BY YOU OF ANY OF THE TERMS AND CONDITIONS OR APPLICABLE LAW, INCLUDING THOSE REGARDING INTELLECTUAL PROPERTY.

10. The Sponsor may at any time revise these Terms and Conditions by updating this posting. You are bound by any such revisions and should therefore periodically visit the "Terms and Conditions" page to review the then current Terms and Conditions to which you are bound.

11. The Sponsor knows that the privacy of your personal information is important to you. Therefore, the Sponsor has established a Privacy Policy governing the use of this information, which is located at here and is part of this Agreement.

12. The Sponsor owns, protects and enforces copyrights in its own creative material and respects the copyright properties of others. Materials may be made available on or via the Site by third parties not within the control of the Sponsor. It is our policy not to permit materials known by us to be infringing to remain on the Site. You should notify us promptly if you believe any materials on the Site infringe a third party copyright. Upon our receipt of a proper notice of claimed infringement under the Digital Millennium Copyright Act ("DMCA"), the Sponsor will respond expeditiously to follow the procedures specified in the DMCA to resolve the claim between the notifying party and the alleged infringer who provided the content in issue, including, where applicable, removing, or disabling access to material claimed to be infringing or by removing or disabling access to links to such material. Pursuant to the DMCA 17 U.S.C. 512(c), the Sponsor has designated Adam Finerman, as its agent for notification of claims of copyright infringement with respect to information residing, at the direction of a user, on the Site.  The contact information is: Adam Finerman, c/o Olshan Grundman, et al, Park Avenue Tower, 65 East 55th Street, New York, New York 10022, Tel: (212) 451-2300.

Copyright © 2008 Nanes Delorme Partners I LP.  All rights reserved. The Site is the property of Nanes Delorme Partners I LP and is protected by United States and international copyright, trademark, and other applicable laws. This includes the content, appearance, and design of the Site, as well as the trademarks, product names, graphics, logos, service names, slogans, colors, and designs.

PRIVACY POLICY

Our Commitment to Privacy.
Nanes Delorme Partners I LP (the "Sponsor"), the sponsor of this Website http://www.ImproveVAALCO.com. (the "Site"), respects and values your privacy. This statement outlines our privacy policies (the "Privacy Policy") which is designed to assist you in understanding how we collect, use and safeguard information you provide to us or we collect and to assist you in making informed decisions when using the Site. The core of our Privacy Policy is this: We will not release, sell, rent, or trade your Personal Information (as defined below) to any third party without your permission, except when we believe in good faith that the law requires it, or to protect our own rights and properties.

We want you to feel safe and comfortable when you use the Site, and we are dedicated to developing and upholding high standards for protecting your privacy and securing your Personal Information. You should read and familiarize yourself with this Privacy Policy and with our Terms and Conditions. When you use the Site, you agree to abide by these terms.

What Information Do We Collect?
When you visit any website you may provide two types of information: personal information you knowingly choose to disclose that is collected on an individual basis, and website use information collected on an aggregate basis as you browse the website.

Personal Information You Choose to Provide.
In order to allow you to send us any comments you may have or to request printed copies of documents posted on the Site, we ask you to provide certain personal information consisting of your name, e-mail address, telephone number, company, mailing address, whether you are a shareholder of VAALCO Energy, Inc. and your comments (the "Personal Information"). We do not share or otherwise disclose any Personal Information except as otherwise set forth herein. Only the staff and authorized agents of the Sponsor have access to the Personal Information. We do not knowingly lease, rent, or sell the Personal Information we collect. People who affirmatively submit their contact information through the Site may be contacted by or receive information from us or our authorized agents. We may also compile and maintain lists of Personal Information affirmatively provided through the Site.
Although we will protect your privacy on the Site as described in this Privacy Policy, you should keep in mind that if you voluntarily disclose Personal Information online, it is possible that despite our efforts that information may be accessed by others. You can help guard against this by not giving anyone else access to your personal computer, such as an employer or family member.

Website Use Information.
Our Site utilizes "cookies" solely as a means of determining whether an individual visitor has previously visited the Site. The "cookies" are not used in any way to store personal information

Clickstream Data.
As you use the Internet, a trail of electronic information is left at each website you visit. This information, which is sometimes referred to as "clickstream data,w can be collected and stored by a website’s server. Clickstream data can tell us the type of computer and browsing software you use and the address of the website from which you linked to our Site. We may use clickstream data as a form of non-personally identifiable information to anonymously determine how much time visitors spend on each page of the Site, how visitors navigate throughout the Site and how we may tailor our web pages to better meet the needs of visitors. This information will only be used to improve the Site. Any collection or use of clickstream data will be anonymous and aggregate.

Do We Disclose Information to Outside Parties?
We may provide aggregate information about our users, Site traffic patterns and related Site information to our affiliates or reputable third parties, but this information will not include Personal Information, except as otherwise provided in this Privacy Policy.

What About Legally Compelled Disclosure of Information?
We may disclose information when we, in good faith, believe that the law requires it or for the protection of our legal rights.

What About Other Websites Linked to Our Site?
We are not responsible for the practices employed by websites linked to or from our Site nor the information or content contained therein. Often links to other websites are provided solely as pointers to information on topics that may be useful to the users of our Site.

Please remember that your browsing and interaction on any other website, including websites which have a link on our Site, is subject to that website’s own rules and policies. Please read over those rules and policies before proceeding.

Your Consent.
By using the Site you consent to our collection and use of your Personal Information as described in this Privacy Policy. We reserve the right to make changes to this Privacy Policy from time to time. Revisions will be posted on this page. We suggest you check this page occasionally for updates.

Contacting Us.
If you have any questions about this Privacy Policy, the practices of the Site, or your dealings with the Site, you can contact:

Tracy Greenberger
Sard Verbinnen & Co
(212) 687-8080